EXHIBIT 1

CUSIP No.   221009 10 3

AGREEMENT OF JOINT FILING

The undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(k)(1) of The Securities and Exchange Act of 1934, as amended, with respect to the Shares of Broadwing Corporation. The undersigned further agree and acknowledge that such shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

DATED: 17 March 2006	REPORTING PERSON:

Talpa Beheer B.V.
/s/ J.H.H. de Mol
By: J.H.H. de MOL

Talpa Capital B.V.
/s/ J.H.H. de Mol
By: J.H.H. de MOL

J.H.H. de MOL
/s/ J.H.H. de Mol
By: J.H.H. de MOL